Exhibit 10.1

CONTRIBUTION AGREEMENT

BY AND AMONG

THE NATIONAL LABOR COLLEGE,

THE PRINCETON REVIEW, INC.

AND

NLC-TPR SERVICES, LLC

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Agreement”), dated as of April 20, 2010 (the “Effective Date”), is made and entered into by and among The National Labor College, a Delaware not-for profit corporation (“NLC”), The Princeton Review, Inc., a Delaware corporation (“TPR”), and NLC-TPR Services, LLC, a Delaware limited liability company (“Services LLC”).

W I T N E S S E T H :

WHEREAS, NLC owns and operates The National Labor College, a regionally accredited institution of higher learning (“The National Labor College”) that was founded in 1969 by the AFL-CIO, with the special mission of serving the educational needs of persons engaged in the activities of organized labor, including working men and women, union members and representatives, and labor leaders;

WHEREAS, for the purpose of furthering its traditional Section 501(c)(3) educational mission, NLC desires to organize and expand certain of The National Labor College’s undergraduate programs that are focused broadly on serving rank-and-file union members and their households into an academic division to be known as the “Undergraduate School for Working Families” (the “Working Families School”), and to organize The National Labor College’s degree and specialized academic programs that are primarily focused on labor studies and on the training union leaders into another academic division to be known as the “School for Labor Leadership” (the “Labor Leadership School”); and

WHEREAS, subject to the terms and conditions set forth herein, NLC and TPR desire to form Services LLC as a limited liability company under the laws of the State of Delaware in order to implement a strategic partnership between NLC and TPR, pursuant to which Services LLC will be responsible for providing (or arranging for the provision of) a broad range of services to The National Labor College in connection with the business and operations of NLC’s Working Families School, as described in that certain Limited Liability Company Agreement of Services LLC, dated as of even date herewith, by and between NLC and TPR and in the form attached hereto as Exhibit A (the “LLC Agreement”); and

WHEREAS, in connection with the formation of Services LLC and the contribution of assets and cash to Services LLC, NLC and TPR desire to set forth their mutual agreements with respect to certain contributions to be made to Services LLC by each of NLC and TPR and certain other related matters;

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein made, the parties hereby agree as follows:

Article I

Definitions

Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed to such terms in the LLC Agreement. The following terms shall have the meanings ascribed to them below:

“Accrediting Body” means any Person, whether private or quasi-private, whether foreign or domestic, which engages in the granting or withholding of accreditation of postsecondary institutions or their educational programs in accordance with standards and requirements relating to the performance, operations, financial condition and/or academic standards of such institutions, including MSA.

“Affiliate,” with respect to any Person, shall mean any other Person directly or indirectly controlling, controlled by or under common control with, such Person. For purposes of this Agreement, “control” (including with correlative meanings, the terms “controlling”, “controlled by” or “under common control with”) as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“AFL-CIO” means The American Federation of Labor and Congress of Industrial Organizations.

“AFL-CIO License Agreement” means the license agreement pursuant to which the AFL-CIO will license certain Intellectual Property to NLC on the terms and conditions set forth therein, in the form attached hereto as Exhibit G.

“Agreement” has the meaning given to such term in the Preamble.

“Compliance Date” means April 2, 2009.

“Educational Agency” means any Person, Accrediting Body, entity or organization, whether governmental, government chartered, private, or quasi-private, that engages in granting or withholding Educational Approvals for, or otherwise regulates, postsecondary institutions, their agents or employees in accordance with standards relating to performance, operation, financial condition or academic standards of such institutions, and the provision of Financial Assistance to such institutions or students attending such institutions, including without limitation the U.S. DOE, MSA, MHEC, and the U.S. Department of Veterans Affairs and state approving agencies for veterans education benefits.

“Educational Approval” means any license, permit, consent, franchise, approval, authorization, certification or accreditation issued by any Educational Agency in connection with the operations of postsecondary institutions or participation of such institutions in any Financial Assistance programs including the Title IV Programs.

“Educational Law” means any federal, state, municipal, foreign or other law, regulation, order, Accrediting Body standard or other binding requirement applicable thereto, including but not limited to Title IV and the regulations implemented under Title IV, issued or administered by any Education Agency and applicable to private postsecondary educational institutions.

“Effective Date” has the meaning given to such term in the Preamble.

“Enforceability Exceptions” means (a) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and (b) general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or equity).

“Financial Assistance” means any form of student financial assistance, grants or loans, including without limitation the Title IV Programs, provided under any program authorized or administered by any Governmental Authority or Educational Agency.

“Governmental Authority” means any governmental agency, authority, department, commission, board, bureau, court or instrumentality of the United States, any domestic state, or any foreign country, and any political subdivision or agency thereof, and includes any authority having governmental or quasi-governmental powers, including any administrative agency or commission, but expressly excludes any Educational Agency.

“Growth Restrictions” means restrictions or limitations that, with respect to the twelve-month period commencing on the date of measurement, (i) would have the effect of reducing forecast aggregate revenues for Services LLC by twenty-five percent (25%) or greater during the twelve (12) month period commencing on the date of measurement, as measured in accordance with the then applicable business model for Services LLC from which the relevant Initial Budget or Operating Budget was derived, or (ii) would otherwise have a material adverse effect on Services LLC’s ability to realize the assumptions or outputs in such business model. For the avoidance of doubt, Growth Restrictions are not intended to include notice and approval requirements of any Educational Agency that are generally applicable to, and routinely required for, postsecondary education institutions, including postsecondary education institutions that are provisionally certified by U.S. DOE.

“Higher Education Act” means the Higher Education Act of 1965, as amended, and its implementing regulations.

“Initial Advance Contributions Tranche” shall mean an aggregate amount of TPR Advance Contributions to Services LLC that is equal to Ten Million Seven Hundred Fifty Thousand Dollars ($10,750,000).

“Initial Budget” shall mean the initial operating and capital budget for Services LLC that is attached as Exhibit B to this Agreement.

“Initial Funding Regulatory Condition” shall mean the occurrence of the following events:

(i) MSA.

(a) NLC shall have provided to MSA a written substantive change request with respect to the arrangements contemplated under this Agreement and the Related Agreements and all information and documentation requested by MSA regarding such arrangements. NLC shall have received from MSA a written response to the substantive change request that provides assurance that NLC can begin to promote and advertise, and enroll students in, the Initial Programs as contemplated under the Initial Budget.

(b) NLC shall have received an action letter from MSA with regard to the reaffirmation of NLC’s accreditation, and such action letter shall maintain the accreditation of NLC and shall not place NLC on “show cause” or “probation” status.

(c) MSA shall not have imposed any Growth Restrictions. The elements of the Initial Regulatory Funding Condition set forth in subparagraphs (i)(a), (i)(b) and this subparagraph (i)(c) with respect to MSA will be deemed to have been satisfied notwithstanding the imposition of any ongoing reporting obligations on NLC and/or Services LLC or imposition of other limitations or requirements on NLC and/or Services LLC that do not constitute Growth Restrictions (including, without limitation, requirements to obtain further consents from MSA for the introduction of new programs or other future substantive changes, in each case that are generally applicable to, and routinely required for, postsecondary education institutions).

(ii) MHEC. NLC shall provide to TPR written documentation from MHEC that provides assurance that NLC can begin to promote and advertise, and enroll students in, the Initial Programs as contemplated under the Initial Budget. In addition, NLC shall not have received written notice from MHEC to the effect that MHEC has determined to revoke or terminate any material authorizations issued to NLC, and MHEC shall not otherwise have imposed any Growth Restrictions. The elements of the Initial Regulatory Funding Condition set forth in this subparagraph (ii) with respect to MHEC will be deemed to have been satisfied notwithstanding any ongoing reporting obligations imposed by MHEC on NLC and/or Services LLC or imposition of other limitations or requirements on NLC and/or Services LLC that do not constitute Growth Restrictions (including, without limitation, requirements to obtain further consents from MHEC for the introduction of new programs or other future substantive changes, in each case that are generally applicable to, and routinely required for, postsecondary education institutions).

(iii) U.S. DOE.

(a) Application for Approval to Participate in the Federal Student Financial Aid Programs. NLC shall have submitted to U.S. DOE by March 31, 2010 a materially complete renewal application for continued certification as an eligible institution of higher education entitled to participate in Title IV Programs in accordance with the provisions of 34 CFR § 668.13(b)(2). U.S. DOE shall have provided to NLC written or electronic notice that NLC has been approved to continue to participate in the Title IV Programs, and NLC shall have received from the U.S. DOE a fully executed Program Participation Agreement, where neither such approval nor such Program Participation Agreement impose Growth Restrictions. In addition, U.S. DOE shall not otherwise have imposed any Growth Restrictions or imposed a limitation on the amount of Title IV Program funds that NLC may disburse, without any reference to any allowance for future increases, such that NLC would be unable to disburse the maximum amount of Title IV program funds that would otherwise be disbursed if the Working Families School achieved the projected enrollment for the highest number of students contemplated to be enrolled in the Initial Programs during the first twelve (12) months of educational program offerings, as set forth in the Initial Budget.

(b) Letter of Credit. NLC shall be in compliance with the terms of any written notice from the U.S. DOE respecting letters of credit and have made sufficient arrangements for such letter of credit to be in full force and effect during the term for such letter of credit specified in such written notice; and, to the extent that any required letters of credit are guaranteed by a Person other than NLC, such Person shall not be TPR.

For purposes of determining whether the Initial Funding Regulatory Condition has been satisfied, if any of MSA, MHEC or U.S. DOE, as appropriate, provides any written notice of a negative determination with respect to any of the foregoing elements of the Initial Funding Regulatory Condition, such corresponding element of the Initial Funding Regulatory Condition shall be deemed satisfied once MSA, MHEC or U.S. DOE, as applicable, provides subsequent written notice to NLC confirming (as the case may be) that any such material objection, Growth Restriction or other negative determination has been resolved and that such accreditation, authorization, approval, or Title IV certification has been obtained in form and substance sufficient to fulfill the provisions of paragraphs (i), (ii) and (iii) of this definition.

“Initial Programs” means the educational programs that are proposed to be the initial educational programs offered by the Working Families School during its first twelve (12) months of educational program offerings, as set forth in the Initial Budget.

“Intellectual Property” means any or all of the following: (a) works of authorship, including without limitation computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, records, data and mask works; (b) copyrights and patents (and applications therefor), inventions (whether or not patentable), improvements and technology; (c) proprietary and confidential information, trade secrets and know how; (d) databases, lists of students, prospects, customers or suppliers, data compilations and collections and technical data; (e) logos, trade names, trade dress, trademarks and service marks (and applications therefor); (f) domain names, website addresses and sites; and (g) tools, methods and processes, including object libraries.

“Labor Leadership School” has the meaning given to such term in the second Recital.

“LIBOR” means in respect of any day, the offered rate for United States dollars quoted by Barclays London or such other banks as the Parties shall from time to time agree, to prime banks in the London Interbank Market at 11:00 hours (London time) for a deposit of a principal sum equivalent to the sum in question for a period commencing on such day and ending thirty (30) days later provided that if the said rate is not quoted on any day the rate last quoted shall be used.

“LLC Agreement” has the meaning given to such term in the third Recital.

“MHEC” means the Maryland Higher Education Commission.

“MSA” means the Commission on Higher Education of the Middle States Association of Colleges and Schools.

“NLC” has the meaning given to such term in the Preamble.

“NLC License Agreement” means the license agreement pursuant to which NLC will license certain Intellectual Property to Services LLC on the terms and conditions set forth therein, in the form attached hereto as Exhibit C.

“NLC Payments Agreement” means the payment agreement with respect to certain functions to be performed by NLC for the benefit and support of the Working Families School and facilitating the purposes of Services LLC on the terms and conditions set forth therein, in the form attached hereto as Exhibit D.

“NLC Regulatory Suspension Event” means (i) initiation of a proceeding by U.S. DOE, pursuant to 34 C.F.R. part 668, Subpart G, (ii) initiation of a proceeding by the U.S. DOE to revoke NLC’s participation in the Title IV Programs pursuant to NLC’s Program Participation Agreement, (iii) receipt by NLC of a U.S. DOE program review report or audit report proposing initiation of a proceeding pursuant to 34 C.F.R. part 668, Subpart G, or imposing a liability on NLC that will have a material adverse effect on NLC, (iv) receipt by NLC of written notice from MSA of a decision by MSA to initiate a “show cause” action or to place NLC on “probation,” (v) receipt by NLC of written notice from MHEC of an intent to withdraw or terminate an Educational Approval necessary to operate NLC as it is then operating, (vi) the imposition by an Educational Agency of Growth Restrictions, (vii) the occurrence of an NLC Regulatory Termination Event, or (viii) NLC has failed to deliver to Services LLC agreements with Unions (as defined in the NLC License Agreement) affiliated with the AFL-CIO in accordance with its obligations under the first sentence of Section 8.1 of the NLC License Agreement; provided, however that with respect to each of the foregoing clauses (i) through (viii), an NLC Regulatory Suspension Event will not include any such event that arises primarily as a result of actions or omissions on the part of either TPR or Penn Foster, other than to the extent such actions or omissions were undertaken in accordance with NLC’s instructions, procedures or written policies.

“Organizational Documents” means the articles or certificate of incorporation, by-laws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company operating agreement, trust agreement and all other similar organizational documents of any Person other than an individual.

“Penn Foster” means Penn Foster Education Group, Inc., a Delaware corporation, or one of its wholly-owned subsidiaries, as appropriate.

“Penn Foster Services Agreement” means the services agreement for certain services to be provided by TPR or Penn Foster, Inc. to Services LLC on the terms and conditions set forth therein, in the form attached hereto as Exhibit F.

“Person” means an individual, corporation, partnership, association, trust, unincorporated organization, limited liability company, other business entity, or other legal entity.

“Related Agreements” means, collectively, the LLC Agreement, the NLC Payments Agreement, the NLC License Agreement, the AFL-CIO License Agreement, the Penn Foster Services Agreement, the Services LLC Services Agreement and all other documents executed in connection herewith, including the conveyance documents, as any or all of the foregoing may be renewed, amended, extended, modified, supplemented, replaced or rearranged from time to time.

“Services LLC” has the meaning given to such term in the Preamble.

“Services LLC Services Agreement” means the services agreement for certain services to be provided by Services LLC to NLC on the terms and conditions set forth therein, in the form attached hereto as Exhibit E.

“Subsidiary” as it relates to any Person, means with respect to such Person, any other Person of which the specified Person, either directly or through or together with any other of its Subsidiaries, owns more than fifty percent (50%) of the voting power in the election of directors or their equivalents, other than as affected by events of default; provided, that Services LLC shall not be considered a Subsidiary of either of NLC or TPR for purposes of this Agreement.

“The National Labor College” has the meaning given to such term in the first Recital.

“Title IV” means Title IV of the Higher Education Act.

“Title IV Programs” means the programs of federal student financial assistance administered pursuant to Title IV.

“TPR” has the meaning given to such term in the Preamble.

“TPR Additional Working Capital Contribution” has the meaning given to such term in Section 2.2(c).

“TPR Advance Contributions” means cash payments equal in the aggregate to Twenty Million Seven Hundred Fifty Thousand Dollars ($20,750,000) to be made as Capital Contributions by TPR to Services LLC at the times and in the amounts specified in Section 2.2 hereof.

“TPR Advance Contribution Date” means the dates on which TPR is obligated to make a TPR Advance Contribution to Services LLC in accordance with Section 2.2.

“TPR Working Capital Contribution Loan” has the meaning given to such term in Section 2.2(c).

“TPR Working Capital Contributions” means cash payments (other than the TPR Advance Contributions) to be made as Capital Contributions by TPR to Services LLC for working capital purposes at the times and in the amounts specified in Section 2.2 hereof, including TPR Additional Working Capital Contributions.

“Union Privilege Marketing Agreement” means the marketing services agreement between Union Privilege and Services LLC pursuant to which Union Privilege will provide certain services to Services LLC on the terms and conditions set forth therein, in the form attached hereto as Exhibit H

“U.S. DOE” means the United States Department of Education.

“Working Capital Cap” has the meaning given to such term in Section 2.2(c).

“Working Capital Cut-Off Date” means December 31, 2013.

“Working Families School” has the meaning given to such term in the second Recital.

Article II

Contributions

Section 2.1 NLC Contributions. Concurrently with the execution of this Agreement, in connection with the formation of Services LLC, NLC shall enter into the LLC Agreement, the NLC License Agreement, the NLC Payments Agreement and the Services LLC Services Agreement with Services LLC, and NLC shall enter into the AFL-CIO License Agreement with the AFL-CIO. In consideration of the foregoing and of the other covenants made hereunder and under the Related Agreements by NLC, Services LLC will issue to NLC concurrently with the execution of this Agreement a number of Units equal to fifty-one percent (51%) of the Membership Interests of Services LLC, having such management rights and rights to distributions as described in the LLC Agreement.

Section 2.2 TPR Contributions.

(a) Subject to Section 2.2(e), TPR shall transfer in installments to Services LLC, as Capital Contributions, the TPR Advance Contributions, with each such installment of the TPR Advance Contributions to be made by TPR in cash by wire transfer of immediately available funds to an account designated in writing by Services LLC, as follows:

(i) On the Effective Date and on each of April 30, 2010, May 30, 2010 and June 30, 2010, TPR shall transfer to Services LLC a TPR Advance Contribution of One Million Dollars ($1,000,000), subject to the provisions of Section 2.2(a)(iii);

(ii) If the Initial Funding Regulatory Condition shall have been satisfied by June 30, 2010, TPR shall transfer to Services LLC on June 30, 2010, a TPR Advance Contribution of Two Million Seven Hundred Fifty Thousand Dollars ($2,750,000), subject to the provisions of Section 2.2(a)(iii);

(iii) On the first date from and including July 1, 2010 as of which the Initial Funding Regulatory Condition shall have been satisfied, TPR shall transfer to Services LLC an additional installment of the TPR Advance Contribution in an amount that, when added to the aggregate amount of TPR Advance Contributions previously made by TPR to Services LLC under Sections 2.2(a)(i)-(ii), will equal the full amount of the Initial Advance Contributions Tranche, and following which transfer no subsequent TPR Advance Contributions shall be payable under Sections 2.2(a)(i)-(ii);

(iv) On July 1, 2011, TPR shall transfer to Services LLC an additional TPR Advance Contribution of Five Million Dollars ($5,000,000); and

(v) On July 1, 2012, TPR shall transfer to Services LLC an additional TPR Advance Contribution of Five Million Dollars ($5,000,000).

(b) Notwithstanding the foregoing, if the Initial Regulatory Funding Condition has not been satisfied by July 1, 2010, then NLC shall have the right to seek to obtain on or prior to October 31, 2010 such approvals, consents or other actions from MSA, MHEC and/or U.S. DOE, as the case may be, as would be necessary to satisfy the Initial Regulatory Funding Condition. In addition, during such period, the parties shall negotiate in good faith, based on the then-current status of the written communications with each of MSA, MHEC and U.S. DOE, to determine an appropriate extension or other modification to the Capital Contributions to be made by TPR pursuant to Section 2.2(a) for the unpaid balance of the Initial Advance Contributions Tranche and the distributions of Distributable Cash to the Members pursuant to Article 7 of the LLC Agreement; provided, however, that if the Initial Funding Regulatory Condition is satisfied at any time after July 1, 2010 and prior to termination of this Agreement, then TPR shall transfer to Services LLC an additional installment of the TPR Advance Contributions in an amount that, when added to the aggregate amount of TPR Advance Contributions previously made by TPR to Services LLC under Sections 2.2(a)(i)-(ii), will equal the full amount of the Initial Advance Contributions Tranche. If the Initial Regulatory Funding Condition shall not have been satisfied by October 31, 2010, then TPR may either (i) terminate this Agreement by providing NLC five (5) days prior notice to NLC and exercise its rights to dissolve Services LLC in accordance with Section 11.1.10 of the LLC Agreement or (ii) require that parties negotiate in good faith an appropriate extension or other modification to the Capital Contributions to be made by TPR pursuant to Section 2.2(a) and the distributions of Distributable Cash to the Members pursuant to Article 7 of the LLC Agreement; provided, that if the parties have not agreed to an appropriate extension or modification to the Capital Contributions to be made by TPR pursuant to this Agreement and the distributions of Distributable Cash to the Members pursuant to Article 7 of the LLC Agreement within fifteen (15) days, then TPR may terminate this Agreement in accordance with clause (i), above.

(c) Subject to Section 2.2(e), until the Working Capital Cut-Off Date, TPR shall transfer to Services LLC, as Capital Contributions in addition to the TPR Advance Contributions, the TPR Working Capital Contributions (i) in accordance with the schedule set forth in the Initial Budget up to an aggregate amount not to exceed Twelve Million Two Hundred Fifty Thousand Dollars ($12,250,000) (the “Working Capital Cap”); provided, however, upon the request of Services LLC, TPR shall advance TPR Working Capital Contributions in excess of the amount scheduled in the Initial Budget, provided such excess TPR Working Capital Contributions shall not exceed, at any time, the amount scheduled to be advanced by TPR in the Initial Budget at such time by more than five hundred thousand dollars ($500,000) and TPR’s obligation to advance TPR Working Capital Contributions shall never exceed the Working

Capital Cap, and (ii) for any TPR Working Capital Contributions in excess of the Working Capital Cap, at such times as shall be determined by Supermajority Vote of the Board of Managers in accordance with the LLC Agreement, but not to exceed Two Million Dollars ($2,000,000) in the aggregate (each such Contribution described in the foregoing clause (ii), a “TPR Additional Working Capital Contribution”). Each TPR Additional Working Capital Contribution shall be made as a loan to Services LLC in the principal amount of the TPR Additional Working Capital Contribution (each a “TPR Working Capital Contribution Loan”). Each TPR Working Capital Contribution Loan shall bear interest, compounded annually, at a rate equal to LIBOR plus four hundred (400) basis points per annum. TPR Working Capital Contribution Loans shall be payable by Services LLC upon demand by TPR at any time after the date the TPR Working Capital Contribution Loan is made. Each Contribution Loan (A) shall be recourse solely to Services LLC (and shall be non-recourse to all other parties), (B) shall be unsecured, (C) shall be due and payable in full upon dissolution, winding up and liquidation of Services LLC, (D) may be voluntarily prepaid by Services LLC at any time and (E) shall be prepaid on a first priority basis out of any subsequent distributions of Distributable Cash to the Members in accordance with the LLC Agreement. All TPR Working Capital Contributions made by TPR shall be made in cash or by wire transfer of immediately available funds to an account designated in writing by Services LLC.

(d) Notwithstanding anything contained herein to the contrary, upon the occurrence of a NLC Regulatory Suspension Event at any time after the satisfaction of the Initial Regulatory Funding Condition, then NLC shall have the right to seek to cure, for a period of sixty (60) days from the occurrence of such NLC Regulatory Suspension Event, the matter or matters giving rise to such NLC Regulatory Suspension Event. If the NLC Regulatory Suspension Event shall not have been cured by the conclusion of such sixty (60) day cure period, then TPR may either (i) terminate this Agreement by providing NLC five (5) days prior notice to NLC and exercise its rights to dissolve Services LLC in accordance with Section 11.1.10 of the LLC Agreement or (ii) require that parties negotiate in good faith an appropriate extension or other modification to the Capital Contributions to be made by TPR pursuant to Section 2.2(a) and (c) and the distributions of Distributable Cash to the Members pursuant to Article 7 of the LLC Agreement; provided, that if the parties have not agreed to an appropriate extension or modification to the Capital Contributions to be made by TPR pursuant to this Agreement and the distributions of Distributable Cash to the Members pursuant to Article 7 of the LLC Agreement within fifteen (15) days, then TPR may terminate this Agreement in accordance with clause (i), above.

(e) Notwithstanding anything contained herein to the contrary, the obligation of TPR to make each installment of the TPR Advance Contributions and each TPR Working Capital Contribution in the amounts and on the dates set forth in this Section 2.2 shall be suspended during (i) the period between July 1, 2010 and October 31, 2010 when NLC has not satisfied the Initial Regulatory Funding Condition and (ii) any period in which there shall have occurred an NLC Regulatory Suspension Event. The obligation of TPR to make any further installment of the TPR Advance Contributions or TPR Working Capital Contribution shall not become effective again and resume until fifteen (15) days after such time as (A) in the case of clause (i), above, NLC has satisfied the Initial Regulatory Funding Condition or (B) in the case of clause (ii), above, the events resulting in the NLC Regulatory Suspension Event has been cured or otherwise ceased to exist.

(f) Concurrently with the execution of this Agreement, in connection with the formation of Services LLC, TPR shall enter into the LLC Agreement and shall cause Penn Foster, Inc. to enter into the Penn Foster Services Agreement with Services LLC.

(g) In consideration of the foregoing and of the other covenants made hereunder and under the Related Agreements by TPR and Penn Foster, Inc., Services LLC will issue to TPR concurrently with the execution of this Agreement a number of Units equal to forty-nine percent (49%) of the Membership Interests of Services LLC, having such management rights and rights to distributions as described in the LLC Agreement.

Article III

Representations and Warranties of NLC

NLC represents and warrants to TPR and Services LLC as follows:

Section 3.1 Organization and Good Standing. NLC is a not-for-profit corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to carry on the business in which it is engaged, to own the properties it owns and to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. NLC is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature of its business or the ownership of its assets makes such qualification necessary and where the failure to be so qualified would have a material adverse effect on NLC.

Section 3.2 Authorization and Validity. The execution, delivery and performance by NLC of this Agreement and the Related Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been approved and duly authorized by the Board of Trustees of NLC and no other corporate approvals are necessary to properly authorize such transactions. This Agreement has been, and each of the Related Agreements to be executed by NLC will be, duly executed and delivered by NLC and, assuming the due authorization, execution and delivery thereof by TPR and Services LLC, as applicable, constitutes (or will constitute) valid and binding obligations of NLC, enforceable against NLC in accordance with their respective terms, subject to the Enforceability Exceptions.

Section 3.3 Consents. Except as set forth on Schedule 3.3, no authorization, consent, approval, permit or license of, or filing with, any Governmental Authority or any other Person, excluding for purposes of this provision Educational Agencies, is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement, the Related Agreements to which it is a party or any other agreements contemplated hereby or thereby on the part of NLC.

Section 3.4 No Violation. Assuming receipt of the consents and approvals set forth on Schedule 3.3, neither the execution and performance of this Agreement and the Related Agreements to which NLC is a party, nor the consummation of the transactions contemplated hereby or thereby will directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with, or result in a violation of (i) any provision of the Organizational Documents of NLC, or (ii) any resolution adopted by the Board of Trustees of NLC; or (b)

contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any material contract to which NLC is a party. NLC is not in violation of or in conflict with, in any material respect, any judgment, decree, order, statute, rule, regulation, standard or policy of any Governmental Authority having jurisdiction over NLC.

Section 3.5 Claims and Proceedings. No inquiry, action or proceeding has been asserted, instituted, or, to the knowledge of NLC, threatened to restrain or prohibit the carrying out of the transactions contemplated hereby or by any of the Related Agreements or to challenge the validity of such transactions or any part thereof or seeking damages on account thereof.

Section 3.6 Education Consents. (a) Except as set forth in Schedule 3.6(a), no approval, consent, exemption, authorization, permit, order or other action by, notice to, or registration, declaration, application or filing with, any Educational Agency in respect of any Educational Law, and no lapse of waiting period under any Educational Law, is necessary or required in connection with the execution, delivery or performance by NLC, or enforcement against NLC, of this Agreement or any of the Related Agreements, including, without limitation, any Educational Approval necessary to maintain The National Labor College’s eligibility to receive Title IV Program funds.

(b) There exists no fact, circumstance, act or omission with respect to the past or present business, operation or financial condition of NLC or The National Labor College that would reasonably be expected to have a material adverse effect on: (a) the ability of NLC or The National Labor College to obtain any authorization, consent or similar approval from any Educational Agency whose authorization, consent, or similar approval is required for the consummation of this Agreement or the Related Agreements or the operation of The National Labor College; or (b) the terms of any such authorization, consent or similar approval.

Section 3.7 Maintenance of Required Educational Approvals. NLC and The National Labor College have received and maintained in full force and effect without interruption since the Compliance Date all Educational Approvals necessary and material to its operations, including but not limited to the recruitment of students, the offering of each of The National Labor College’s educational programs, and participation in all Financial Assistance programs. Without limiting the foregoing, since the Compliance Date, NLC and The National Labor College, as applicable: (i) has been accredited by MSA; (ii) has been duly licensed or approved to the full extent required by any Educational Agency, including but not limited to MHEC; and (iii) has been eligible for participation in the Title IV Programs and has been approved by the U.S. DOE for that purpose. NLC has posted each bond required for education licensure in each state where required, and such bond remains in full force and effect.

Section 3.8 Restrictions or Conditions on Educational Approvals. Except as set forth on Schedule 3.8, no Educational Approval for The National Labor College is subject to any restriction or condition that limits or would reasonably be expected to limit in any material way the full operation of The National Labor College as presently operated, including without limitation any restriction on the addition of locations or programs or size or growth of enrollment, except for requirements for notice to or approval by an Educational Agency that are generally applicable to and routinely required for all postsecondary education institutions. Except as set forth on Schedule 3.8, no Educational Approval for The National Labor College is subject to any pending or threatened proceeding to limit, condition, suspend, revoke, terminate, or cancel such Educational Approval or to declare such Educational Approval invalid (including any proceeding by an Educational Agency to place The National Labor College on probation or require The National Labor College to “show cause” why an Educational Approval should not be withdrawn). Except as set forth on Schedule 3.8, there exists no fact, circumstance, act or omission with respect to the present or prospective business, operations or financial condition of NLC or The National Labor College that could serve as a basis to revoke, deny, withdraw, terminate, suspend, condition or limit any Educational Approval for The National Labor College.

Section 3.9 Renewals of Educational Approvals. Since the Compliance Date, The National Labor College has timely filed with the relevant Educational Agency each application required for the renewal of any Educational Approval as to which the renewal deadline has occurred. Neither NLC, any of its Subsidiaries, nor the National Labor College has received notice that any such Educational Approval will not be renewed, or that any Educational Approval will be renewed with material limitations, and to the knowledge of NLC, there is no basis for non-renewal of any Education Approval. The National Labor College has duly given each notice or made each filing required to have been given or made to each Educational Agency with respect to any Educational Approval, and no request for approval of any change in any Educational Approval is pending other than requests for approvals pending at the time of signing.

Section 3.10 Compliance with Educational Approvals and Laws. NLC and The National Labor College are, and since the Compliance Date have been, in material compliance with all Educational Approvals and all applicable Educational Laws, including but not limited to Title IV, the regulations implementing Title IV, and any Educational Laws administered by any Educational Agency, including all Educational Laws necessary to The National Labor College’s students’ access to Financial Assistance.

Section 3.11 Education Claims. Neither NLC nor The National Labor College has, since the Compliance Date, received any notice or other communication (in writing or otherwise) from an Educational Agency or any other Person regarding any actual, alleged, possible or potential violation of or failure to comply with (a) any term or requirement of any Educational Approval, including but not limited any program participation agreement relating to Financial Assistance to which The National Labor College is or was a party, or (b) any Educational Law, including but not limited to Title IV. There does not exist any threatened or pending investigation, audit, review, site visit, or survey by any Educational Agency with respect to any Educational Approval or NLC’s or The National Labor College’s compliance with any Educational Law other than such investigations, audits, reviews, site visits, or surveys related to applications for new Educational Approvals or maintenance of existing Educational Approvals.

Section 3.12 Title IV Institutional Certification. The National Labor College is, and since the Compliance Date has been, fully or provisionally certified by the U.S. DOE as an eligible “institution of higher education” under 34 C.F.R. § 600.4, under the Title IV Programs. The National Labor College is, and since the Compliance Date has been, a party to, and in compliance with, a valid program participation agreement with the U.S. DOE respecting its participation in the Title IV Programs. Since the Compliance Date, The National Labor College’s program participation agreement with the U.S. DOE respecting its participation in the Title IV Programs has contained no conditions or limitations other than those set forth in the program participation agreement attached as Schedule 3.12, that was effective April 2, 2009. The National Labor College currently holds a valid Eligibility and Certification Approval Report attesting to its Title IV Program eligibility.

Section 3.13 Program Eligibility. Since the Compliance Date, each education program offered by The National Labor College for which it has provided Title IV Program funding has been an “eligible program” as described by 34 C.F.R. § 668.8.

Section 3.14 Location Approvals. Since the Compliance Date, The National Labor College has possessed the U.S. DOE approvals necessary for each location at which The National Labor College has offered all or part of an educational program and at which students in such an educational program have received funds under the Title IV Programs pursuant to The National Labor College’s Program Participation Agreement.

Section 3.15 Control Matters. No Person who exercises substantial control over The National Labor College (as the term “substantial control” is defined at 34 C.F.R. § 668.174(c)(3)) owes a liability for a violation of any requirements of the Title IV Programs or exercises, or since the Compliance Date has exercised, substantial control over another postsecondary educational institution other than The National Labor College (whether or not participating in the Title IV Programs) or any third-party servicer (as that term is defined at 34 C.F.R. § 668.2) that owes a liability for a violation of any requirements of the Title IV Programs. Neither NLC, The National Labor College nor any Person who exercises, or since the Compliance Date has exercised, substantial control over The National Labor College (as the term “substantial control” is defined at 34 C.F.R. § 668.174(c)(3)) has pled guilty to, has pled nolo contendere to, or has been found guilty of, a crime involving the acquisition, use or expenditure of funds under the Title IV Programs or has been judicially determined to have committed fraud involving funds under the Title IV Programs.

Section 3.16 Employees/Contractors. Since the Compliance Date, the National Labor College has not knowingly employed in a capacity that involves the administration of Title IV Programs or the receipt of funds under those programs, any individual who has been convicted of, or has pled nolo contendere or guilty to, a crime involving the acquisition, use or expenditure of federal, state, or local government funds, or has been administratively or judicially determined to have committed fraud or any other material violation of law involving federal, state, or local government funds. Since the Compliance Date, The National Labor College has not knowingly contracted with an institution or third-party servicer (as such term is defined in 34 C.F.R. § 668.2) that has been terminated under the Title IV Programs for a reason involving the acquisition, use, or expenditure of federal, state or local government funds, or that has been administratively or judicially determined to have committed fraud or any other material violation of law involving federal, state or local government funds. Since the Compliance Date, The National Labor College has not knowingly contracted with or employed any individual, agency, or organization that has been, or whose officers or employees have been, convicted of, or pled nolo contendere or guilty to, a crime involving the acquisition, use, or expenditure of federal, state or local government funds or that has been administratively or judicially determined to have committed fraud or any other material violation of law involving federal, state, or local government funds.

Section 3.17 Officers and Directors. Since the Compliance Date, neither NLC, nor The National Labor College, nor The National Labor College’s chief executive officer, nor, to the knowledge of NLC, any of NLC’s officers or directors has pled nolo contendere to, or has been found guilty of, a crime involving the acquisition, use, or expenditure of funds under the Title IV Programs or has been judicially determined to have committed fraud involving funds under the Title IV Programs.

Section 3.18 Bankruptcy. Since the Compliance Date, neither NLC, the National Labor College, nor their Subsidiaries, or to the knowledge of NLC, any Affiliate of NLC, any Subsidiary, or The National Labor College that has the power, by contract or by ownership interest or otherwise, to direct or cause the direction of management policies of NLC or The National Labor College, has filed for relief in bankruptcy or had entered against it an order for relief in bankruptcy.

Section 3.19 Common Administration of Postsecondary Institution or Third-Party Servicer. No postsecondary institution (whether or not participating in the Title IV Programs) or any third-party servicer (as such term is defined in 34 C.F.R. § 668.2) is, or, since the Compliance Date has been, administered commonly, jointly or in conjunction with The National Labor College. Other than pursuant to the National Labor College’s articulation agreements, academic partner agreements, and affiliate partner agreements, no other institution or organization of any sort provides, or, since the Compliance Date has provided, any educational instruction on behalf of the National Labor College. Other than pursuant to the National Labor College’s articulation agreements, academic partner agreements, and affiliate partner agreements, the National Labor College does not provide, or since the Compliance Date, has not provided, any educational instruction on behalf of any other institution or organization of any sort.

Section 3.20 Debarred or Suspended Principals or Affiliates. Since the Compliance Date, the National Labor College has not been or had any principal or affiliate (as those terms are defined in 34 C.F.R. part 85) that is, debarred or suspended under Executive Order (E.O.) 12549 (3 C.F.R., 1986 Comp., p. 189) or the Federal Acquisition Regulations (FAR), 48 C.F.R. part 9, subpart 9.4, or engaging in any activity that is cause under 34 C.F.R. § 85.305 or § 85.405 for debarment or suspension under E.O. 12549 (3 C.F.R., Comp., p. 189) or the FAR, 48 C.F.R. part 9, subpart 9.4.

Section 3.21 Financial Responsibility. Since the Compliance Date, The National Labor College has satisfied the standards of financial responsibility set forth in 34 C.F.R. § 668.15 and 34 C.F.R. 668, Subpart L, as applicable, and similar standards of each Educational Agency that licenses, accredits, or otherwise regulates the National Labor College. The National Labor College’s composite score, as calculated by the U.S. DOE pursuant to 34 C.F.R. § 668.172 and 34 C.F.R. Part 668, Subpart L, Appendix A for the fiscal year ending June 30, 2008, was 1.0 (“FY2008 Composite Score”). Except as set forth in Schedule 3.22, since the Compliance Date, neither NLC nor the National Labor College (a) has received notice from the U.S. DOE or any other Educational Agency that NLC or the National Labor College lacked financial responsibility or administrative capability for any period under the Educational Laws or standards in effect in such period, (b) been required to post a letter of credit or other form of surety for any reason, including any request for a letter of credit based on late refunds pursuant to 34 C.F.R. § 668.173, 34 C.F.R. § 668.15, or any predecessor regulation, or (c) been placed by the U.S. DOE on either the cash monitoring or the reimbursement payment method with respect to its receipt of Title IV Program funds.

Section 3.22 Refunds. NLC and each of its Subsidiaries and The National Labor College have been, since the Compliance Date, in compliance in all material respects with U.S. DOE regulations relating to (a) the implementation of a fair and equitable refund policy and (b) implementation of the U.S. DOE’s “return of Title IV funds” requirements. Since the Compliance Date, the National Labor College has calculated and paid refunds or returns in accordance in all material respects as required under 34 C.F.R. 668.22 or otherwise required by any Educational Law.

Section 3.23 Incentive Payments for Recruiting/Admissions: Since the Compliance Date, the National Labor College has complied with the Title IV Program requirements set forth at 20 U.S.C. § 1094(a)(20), and the U.S. DOE’s implementing regulations set forth at 34 C.F.R. § 668.14(b)(22), concerning the payment of commissions, bonuses or other incentive payments to admissions representatives, agents, or other Persons engaged in any student recruiting, admissions, or other enrollment-related activities, or in the making of decisions regarding the awarding of Title IV Program funds for or on behalf of the National Labor College.

Section 3.24 Third-Party Servicers. To the knowledge of NLC, each third-party servicer with which NLC has contracted to assist with administration of any Financial Assistance program has administered such Financial Assistance program in accordance, in all material respects, with its terms. There is no pending or, to the knowledge of NLC, threatened claim by any Educational Agency or other Person that administers any Financial Assistance program that any third-party servicer has failed to comply with any requirement of any Financial Assistance program.

Section 3.25 Required Filings. Since the Compliance Date, The National Labor College has timely filed all compliance audits and audited financial statements required by 34 C.F.R. § 668.23. NLC, each of its Subsidiaries, and The National Labor College have submitted all material notices, reports, financial statements, compliance or other audits, and other information, whether periodic in nature or pursuant to specific requests, for NLC, any of its Subsidiaries, and The National Labor College to all Education Agencies with which such filings are required relating to its compliance with applicable Educational Laws.

Section 3.26 Government Investigations. NLC has received no notification that either NLC, The National Labor College, or any officers or senior administrator of The National Labor College is subject to a criminal investigation related to the operations of The National Labor College, including but not limited to any criminal investigation initiated by the U.S. DOE Office of the Inspector General, the U.S. Department of Justice, a grand jury, or any state agency.

Article IV

Representations of TPR

TPR represents and warrants to NLC and Services LLC as follows:

Section 4.1 Organization and Good Standing. TPR is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to carry on the business in which it is engaged, to own the properties it owns and to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. TPR is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature of its business or the ownership of its assets makes such qualification necessary and where the failure to be so qualified would have a material adverse effect on TPR.

Section 4.2 Authorization and Validity. The execution, delivery and performance by TPR of this Agreement and the Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by the Board of Directors of TPR and no other corporate approvals are necessary to properly authorize such transactions. This Agreement has been, and each of the Related Agreements to be executed by TPR will be, duly executed and delivered by TPR and, assuming the due authorization, execution and delivery thereof by NLC and Services LLC, as applicable, constitutes (or will constitute) valid and binding obligations of TPR enforceable against TPR in accordance with their respective terms, subject to the Enforceability Exceptions.

Section 4.3 Consents. Except as set forth on Schedule 4.3, no authorization, consent, approval, permit or license of, or filing with, any Governmental Authority, Educational Agency or any other Person is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement, the Related Agreements to which it is a party or any other agreements contemplated hereby or thereby on the part of TPR.

Section 4.4 No Violation. Assuming receipt of the consents and approvals set forth on Schedule 4.3, neither the execution and performance of this Agreement and the Related Agreements to which TPR is a party, nor the consummation of the transactions contemplated hereby and thereby, will directly or indirectly (with or without notice or lapse of time) (a) contravene, conflict with, or result in a violation of (i) any provision of the Organizational Documents of TPR, or (ii) any resolution adopted by the Board of Directors of TPR; or (b) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any material contract to which TPR is a party. Neither TPR nor Penn Foster is in violation of or in conflict with, in any material respect, any judgment, decree, order, statute, rule, regulation, standard or policy of any Governmental Authority or Educational Agency having jurisdiction over TPR or Penn Foster.

Section 4.5 Claims and Proceedings. No inquiry, action or proceeding has been asserted, instituted, or, to the knowledge of TPR, threatened to restrain or prohibit the carrying out of the transactions contemplated hereby or by any of the Related Agreements or to challenge the validity of such transactions or any part thereof or seeking damages on account thereof.

Section 4.6 Contractor Status. Neither TPR nor Penn Foster has been terminated under the Title IV Programs for a reason involving the acquisition, use, or expenditure of federal, state or local government funds, or has been administratively or judicially determined to have committed fraud or any other material violation of law involving federal, state or local government funds. Since the Compliance Date, neither TPR nor Penn Foster has knowingly contracted with or employed any individual, agency, or organization that has been, or whose officers or employees have been, convicted of, or pled nolo contendere or guilty to, a crime involving the acquisition, use, or expenditure of federal, state or local government funds or that has been administratively or judicially determined to have committed fraud or any other material violation of law involving federal, state, or local government funds.

Section 4.7 Debarred or Suspended Principals or Affiliates. Since the Compliance Date, neither TPR nor Penn Foster has been or had any principal or affiliate (as those terms are defined in 34 C.F.R. part 85) that is, debarred or suspended under Executive Order (E.O.) 12549 (3 C.F.R., 1986 Comp., p. 189) or the Federal Acquisition Regulations (FAR), 48 C.F.R. part 9, subpart 9.4, or engaging in any activity that is cause under 34 C.F.R. § 85.305 or § 85.405 for debarment or suspension under E.O. 12549 (3 C.F.R., Comp., p. 189) or the FAR, 48 C.F.R. part 9, subpart 9.4.

Section 4.8 Title IV Debts. None of Penn Foster, TPR or any Affiliate, or any officer or director of Penn Foster or TPR (i) owe a liability for a violation of a Title IV Program requirement, or (ii) exercise or have exercised substantial control over another educational institution or third-party servicer that owes a liability for a violation of a Title IV Program requirement.

Article V

Deliveries by NLC and Services LLC

Section 5.1 Deliveries by NLC. Concurrently with the execution of this Agreement NLC shall deliver the following documents to TPR or Services LLC, as set forth below, each in form and substance reasonably satisfactory to TPR:

(A) Consents. NLC will deliver all third party consents set forth on Schedule 3.3 to TPR and Services LLC;

(B) NLC Payments Agreement. NLC will deliver to TPR and Services LLC a counterpart signature page to the NLC Payments Agreement duly executed by an authorized officer of NLC;

(C) Services LLC Services Agreement. NLC will deliver to TPR and Services LLC a counterpart signature page to the Services LLC Services Agreement duly executed by an authorized officer of NLC;

(D) NLC License Agreement. NLC will deliver to TPR and Services LLC a counterpart signature page to the NLC License Agreement duly executed by an authorized officer of NLC;

(E) AFL-CIO License Agreement. NLC will deliver to TPR and Services LLC counterpart signature pages to the AFL-CIO License Agreement duly executed by an authorized officer of each of NLC and the AFL-CIO;

(F) LLC Agreement. NLC will deliver to TPR and Services LLC a counterpart signature page to the LLC Agreement duly executed by an authorized officer of NLC;

(G) Other Documents. NLC will deliver to Services LLC and TPR such other documents and instruments as TPR or Services LLC may reasonably require in order to effectuate the transactions that are the subject of this Agreement and the Related Agreements.

Section 5.2 Deliveries by Services LLC. Concurrently with the execution of this Agreement, Services LLC shall deliver the following to NLC and TPR:

(A) NLC Payments Agreement. A counterpart signature page to the NLC Payments Agreement duly executed by an authorized officer of Services LLC;

(B) Services LLC Services Agreement. A counterpart signature page to the Services LLC Services Agreement duly executed by an authorized officer of Services LLC;

(C) NLC License Agreement. A counterpart signature page to the NLC License Agreement duly executed by an authorized officer of Services LLC;

(D) Penn Foster Services Agreement. A counterpart signature page to the Penn Foster Services Agreement duly executed by an authorized officer of Services LLC; and

(E) Certificate of Formation. A copy of the Certificate of Formation of Services LLC certified by the Delaware Secretary of State.

(F) LLC Agreement. A counterpart signature page to the LLC Agreement duly executed by an authorized officer of Services LLC;

(G) Union Privilege Marketing Agreement. Services LLC will deliver to NLC and TPR counterpart signature pages to the Union Privilege Marketing Agreement duly executed by an authorized officer of each of Union Privilege and Services LLC; and

(H) Other Documents. Such other documents and instruments as TPR may reasonably require in order to effectuate the transactions that are the subject of this Agreement.

Article VI

Deliveries by TPR

Section 6.1 Deliveries by TPR. Concurrently with the execution of this Agreement, TPR shall deliver the following to NLC or Services LLC, as applicable, each in form and substance reasonably satisfactory to NLC:

(A) Capital Contributions. TPR will deliver the first installment payment of the TPR Advance Contribution due to Services LLC on the date hereof in accordance with Section 2.2(a), and the amount of the TPR Working Capital Contributions due on the date hereof in accordance with Section 2.2(c);

(B) Consents. TPR will deliver all third party consents set forth on Schedule 4.3 to NLC and Services LLC;

(C) Penn Foster Services Agreement. TPR will cause Penn Foster, Inc. to deliver to NLC and Services LLC a counterpart signature page to the Penn Foster Services Agreement duly executed by an authorized officer of Penn Foster, Inc.;

(D) LLC Agreement. TPR will deliver to NLC a counterpart signature page to the LLC Agreement duly executed by an authorized officer of TPR; and

(E) Other Documents. TPR will deliver to NLC and Services LLC such other documents and instruments as NLC may reasonably require in order to effectuate the transactions that are the subject of this Agreement.

Article VII

Additional Covenants

Section 7.1 Further Assurances.

(a) NLC hereby covenants and agrees that NLC shall execute and deliver to TPR and Services LLC all such consents, approvals, agreements and contracts and any other documents, and NLC shall reasonably cooperate with TPR and Services LLC and do all such other things, as may be reasonably necessary to carry out any of the provisions of this Agreement or the Related Agreements, in each case as reasonably requested by TPR or Services LLC.

(b) TPR hereby covenants and agrees that TPR shall execute and deliver to NLC and Services LLC all such consents, approvals, agreements and contracts and any other documents, and TPR shall reasonably cooperate with NLC and Services LLC and do all such other things, as may be reasonably necessary to carry out any of the provisions of this Agreement or the Related Agreements, in each case as reasonably requested by NLC or Services LLC.

Article VIII

Indemnification

Section 8.1 NLC’s Indemnification Obligation. NLC shall indemnify and hold each of TPR and Services LLC, and each of their respective directors, members, managers, trustees, officers, employees, agents and Affiliates, harmless against and from all losses, claims, damages, expenses or liabilities sustained, suffered or incurred by each and all of them, as a result of or arising out of any breach of any representation or warranty made by NLC in this Agreement.

Section 8.2 TPR’s Indemnification Obligation. TPR shall indemnify and hold each of NLC and Services LLC, and each of their respective directors, members, managers, trustees, officers, employees, agents and Affiliates, harmless against and from all losses, claims, damages, expenses or liabilities sustained, suffered or incurred by each and all of them, as a result of any breach of any representation or warranty made by TPR in this Agreement.

Section 8.3 Consequential Damages Limitation. NOTWITHSTANDING THE FOREGOING INDEMNITY, NEITHER TPR NOR NLC SHALL BE LIABLE FOR ANY LOST OR PROSPECTIVE PROFITS AND IN NO EVENT SHALL EITHER TPR OR NLC BE LIABLE FOR ANY OTHER SPECIAL, PUNITIVE, EXEMPLARY, CONSEQUENTIAL, INCIDENTAL OR INDIRECT LOSSES OR DAMAGES (IN TORT, CONTRACT OR OTHERWISE) UNDER OR IN RESPECT TO THIS AGREEMENT OR FOR ANY FAILURE OF PERFORMANCE RELATED HERETO, HOWSOEVER CAUSED.

Article IX

Miscellaneous

Section 9.1 Dispute Resolution. In the event of any controversy or claim, whether based on contract, tort, statute, or other legal or equitable theory (including any claim of fraud, misrepresentation, or fraudulent inducement), arising out of or related to this Agreement, such dispute shall be subject to the dispute resolution procedures set forth in Section 13.1 of the LLC Agreement.

Section 9.2 Amendment and Waiver. No provision of this Agreement may be amended, modified, supplemented or waived except by an instrument in writing executed by all of the parties hereto or, in the case of an asserted waiver, executed by the party against which enforcement of the waiver is sought.

Section 9.3 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly signed or made as of the date delivered if delivered personally or by overnight courier, when confirmed by telephone if delivered by facsimile, when confirmed by telephone or by response e-mail if delivered by electronic transmission or three (3) Business Days after being mailed by registered or certified mail (postage prepaid, return receipt requested), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

if to NLC:

The National Labor College
10000 New Hampshire Avenue
Silver Spring, Maryland 20903
Telephone:	(301) 431-5454
Facsimile:	(301) 628-0162
Email:	jgentile@nlc.edu
Attention:	Jim Gentile, General Counsel

if to TPR:

The Princeton Review, Inc.
111 Speen Street, Suite 550
Framingham, Massachusetts 01701
Telephone:	(508) 663-5081
Facsimile:	(508) 663-5115
Email:	nwinneg@review.com
Attention:	Neal Winneg, General Counsel

if to Services LLC:

NLC-TPR Services, LLC
10000 New Hampshire Avenue
Silver Spring, Maryland 20903
Attention:	Chief Technology Offer/Chief Operating Officer

With copy to:

The Princeton Review, Inc.
111 Speen Street, Suite 550
Framingham, Massachusetts 01701
Telephone:	(508) 663-5081
Facsimile:	(508) 663-5115
Email:	nwinneg@review.com
Attention:	Neal Winneg, General Counsel

and:

The National Labor College
10000 New Hampshire Avenue
Silver Spring, Maryland 20903
Telephone:	(301) 431-5454
Facsimile:	(301) 628-0162
Email:	jgentile@nlc.edu
Attention:	Jim Gentile, General Counsel

Section 9.4 Entire Agreement. This Agreement and the Related Agreements represent the entire understanding of the parties with reference to the matters set forth herein and therein. This Agreement and the Related Agreements supersede all prior negotiations, discussions, correspondence, communications and prior agreements among the parties relating to the subject matter herein and therein.

Section 9.5 Use of Language. For purposes of this Agreement (including any related schedules or exhibits), except as otherwise expressly provided: (a) the terms defined in this Agreement include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender; (b) references in this Agreement to “Sections,” “subsections,” “paragraphs” and other subdivisions without reference to a document are to designated Sections, subsections, paragraphs and other subdivisions of this Agreement; (c) the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not, unless specifically provided, to any particular provision; and (d) the words “e.g.,” “include,” “includes,” “including” and other words of similar import are deemed to be followed by “without limitation” or “but not limited to” whether or not they are in fact followed by such words or words of like import.

Section 9.6 Governing Law. THIS AGREEMENT IS GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE AND THE DELAWARE LIMITED LIABILITY COMPANY ACT, DELAWARE CODE, TITLE 6, SECTIONS 18-101, ET SEQ. AS IN EFFECT FROM TIME TO TIME, WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS THEREOF (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

Section 9.7 Amendment. This Agreement may be amended, and any provisions hereof may be waived, only by the prior written consent of each party.

Section 9.8 No Third Party Beneficiaries. Except for the provisions of Article VIII, this Agreement is not intended to, and shall not be construed to, create any right enforceable by any Person not a party hereto, including any creditor of any party hereto.

Section 9.9 Headings. The headings in this Agreement are for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any of its provisions.

Section 9.10 Waivers. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, that would have originally constituted a violation, from having the effect of an original violation.

Section 9.11 Rights and Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

Section 9.12 Severability. If any provision of this Agreement or portion thereof, or the application of such provision or portion thereof to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision or portion thereof to Persons or circumstances other than those to which it is held invalid, shall not be affected thereby.

Section 9.13 Successors and Assigns. Each and all of the covenants, terms, provisions, and agreements contained in this Agreement shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective successors and assigns. No party may assign this Agreement (by operation of law or otherwise) to any Person.

Section 9.14 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or by means of portable document format (pdf) transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original but all of which together shall be deemed to be one and the same instrument.

Section 9.15 Termination. This Agreement shall terminate, and neither NLC nor TPR shall have any further obligation hereunder, upon the occurrence of:

(a) the termination of the LLC Agreement or the dissolution of Services LLC pursuant to the LLC Agreement;

(b) the consummation of the sale of TPR’s Membership Interests pursuant to Section 10.3.6 of the LLC Agreement; or

(c) the issuance of the Put Notice by TPR pursuant to Section 10.8.3 of the LLC Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this Agreement as of the date first above written.

THE NATIONAL LABOR COLLEGE

By:	/s/ Paula E. Peinovich
	Name:	Paula E. Peinovich
	Title:	Interim President

THE PRINCETON REVIEW, INC.

By:	/s/ Stephen C. Richards
	Name:	Stephen C. Richards
	Title:	Chief Operating Officer and Chief Financial Officer

NLC-TPR SERVICES, LLC

By:	/s/ Stuart J. Udell
	Name:	Stuart J. Udell
	Title:	President